FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

          This First Amendment to the Agreement and Plan of Merger (the “Agreement”) dated as of April 24, 2007, by and among, ICON DEVELOPMENT, INC., a corporation organized under the laws of the State of Nevada (“ICON”) and having its principal offices at 1235 Quayside Drive, Suite 703, New Westminister, British Columbia, Canada V3M 6J5, Icon Acquisition Corporation, a corporation organized under the laws of the State of Delaware (“MERGER SUB”) and having its principal offices at 1235 Quayside Drive, Suite 703, New Westminister, British Columbia, Canada V3M 6J5, AMERICAN XENO INC., a corporation organized under the laws of the State of Nevada and having its principal offices at 143 Gardner Road, Brookline, Massachusetts 02445 (“XENO”), and the stockholders of XENO (the “Holders”) is made May 1, 2007.

RECITALS

          A.           ICON, MERGER SUB, XENO and the Holders are parties to the Agreement, which specifies the terms and conditions of the merger of MERGER SUB with and into XENO, whereby each issued and outstanding share of common stock of XENO will be converted into the right to receive the Merger Consideration.

          B.           Section 10.2 of the Agreement permits ICON, MERGER SUB and XENO to amend the Agreement without any action by the Holders, and in accordance with Section 10.2, ICON, MERGER SUB and XENO desire to amend the Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree to amend the Agreement as follows:

          I. By replacing Section 3.7 in its entirety as follows:

          3.7 Capitalization. As of the date of this Agreement, the authorized capital of ICON consists of 135,000,000 shares of capital stock, US$0.001 par value, consisting of 10,000,000 shares of preferred stock and 125,000,000 shares of common stock, and there are 22,920,820 issued and outstanding shares of common stock of ICON. Immediately prior to the Exchange and after giving effect to certain redemptions of ICON common stock and the Offering, there will be not more than 12,125,000 shares of ICON common stock issued and outstanding, which shall include any shares of ICON issued in the Offering (as hereinafter defined), and no shares of ICON preferred stock are issued and outstanding. There will be no outstanding warrants, stock options, stock rights or other commitments except as indicated on Schedule 3.7.

          II. By replacing Section 4.5 in its entirety as follows:

          4.5 Offerings. ICON agrees to conduct an offering (the “Offering”) of units (“Units”) of ICON, with each Unit being comprised of one share of common stock of ICON (a “Unit Share”) and one-half of one warrant to purchase a share of common stock of ICON (a “Warrant Share”) at an exercise price of US$2.00 per share for a period of one year from the purchase date of the Unit, to raise US$1,500,000 in ICON that will be utilized for working capital purposes in XENO after the Closing Date, which shall close on or before May 30, 2007. ICON further recognizes that after the Closing Date XENO will need additional funding in the amount of US$6,000,000, and ICON agrees to use its best efforts to raise such funds within six months of the closing of the Offering.

          III. By replacing Section 6.2 in its entirety as follows:

          6.2 The Closing. The Closing shall take place at the time or place as shall be designated by the board of directors of ICON after all pre-conditions have been met, but in no event later than May 15, 2007 without the written consent of XENO. At the Closing, the parties shall provide each other with such documents as may be necessary.

          IV. By replacing Section 9.1 in its entirety as follows:

          9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual consent of XENO and ICON;

          (b) by either XENO or ICON if there has been a material misrepresentation, breach of warranty or breach of a covenant on the part of the other or its related parties in the representations, warranties and covenants set forth in this Agreement; or

          (c) by either XENO or ICON if the transactions contemplated hereby have not been consummated by May 15, 2007; provided that, neither XENO or ICON will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

          Except as described above, no other provisions under the Agreement are amended and the Agreement shall remain in full force and effect.Terms not defined herein shall have the meanings ascribed thereto in the Agreement.

          IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement on the date first above written.

ICON DEVELOPMENT, INC.
a Nevada corporation

By: /s/ Wayne Smith
Wayne Smith, Treasurer and Secretary

ICON ACQUISITION CORPORATION,
a Delaware corporation

By: /s/ Wayne Smith
Wayne Smith, President and Secretary

AMERICAN XENO INC.
a Nevada corporation

By: /s/ Elliot Lebowitz
Elliot Lebowitz, Chief Executive Officer, President and Secretary